Exhibit 99.1

Lifecore Biomedical Reports Second Quarter Fiscal 2025 Financial Results and Provides Corporate Update

-- Recorded Revenues of $32.6 Million for Q2 Fiscal 2025 --

-- Signed Multiple Development Agreements with New Customers --

-- Strengthened Balance Sheet with Financing Raising Approximately $24.3 Million, and Favorable Restructuring of Credit Facility with BMO --

Conference Call Today at 4:30pm ET

CHASKA, Minn., January 2, 2025 (GLOBE NEWSWIRE) -- Lifecore Biomedical, Inc. (NASDAQ: LFCR) (“Lifecore”), a fully integrated contract development and manufacturing organization (“CDMO”), today announced its financial results for the second quarter of fiscal 2025.

Highlights from Second Quarter of Fiscal 2025:

“The second quarter was a very productive time at Lifecore. Our achievements during the period spanned finance, operations and business development, all of which supported our overall growth strategy. Revenues in the period were strong and in line with our fiscal year guidance. Gross margins improved during the period as compared to our first quarter margins, reflecting greater leverage of our overhead costs across increased revenues and favorable sales mix. Our business development team was successful in signing multiple new projects. And importantly, our balance sheet was materially strengthened during the period with the combination of the successful completion of our previously announced equity financing, and the restructuring of our revolving credit facility with BMO on significantly improved terms to Lifecore,” stated Paul Josephs, president and chief executive officer of Lifecore.

Second Quarter Developments

New Business

•The company signed two new project agreements during the second quarter with new customers, adding to its early stage development pipeline. This included Nirsum Laboratories selecting Lifecore to provide CDMO services focused on supporting Nirsum’s clinical development of its lead development candidate, NRS-033.

Capabilities and Capacity

•During the quarter, the company successfully completed the installation and qualification of its high-speed, multi-purpose 5-head isolator filler, which is now GMP-ready. With the addition of the 5-head isolator filler, which is designed for fill/finish activities for vials, cartridges, and pre-filled syringes, the company has more than doubled its capacity, creating maximum revenue-generating potential of up to $300 million annually, based on historical fiscal year 2024 revenues, projected development pipeline, and new business pricing, volume and other assumptions.

Financial and Corporate

•In September, Lifecore announced that the company received written notice from the Nasdaq Listing Qualifications Department stating that it had regained compliance with the filing and annual meeting requirements in the Nasdaq Listing Rules, and Nasdaq had ceased any action to delist the company’s common stock.

•In October, the company announced the successful closing of a $24.3 million private placement of 5,928,775 shares of its common stock with new and existing shareholders.

•In November, the company announced the successful amendment and extension of its revolving credit facility with its existing lender, BMO. The terms of the amendment provide for, among other things, a three-year extension, as well as a reduction in interest rates that the company believes has further strengthened its balance sheet and overall financial position.

•During the second quarter, the company executed multiple key leadership changes, appointing exceptional talent across the organization to execute its ambitious growth strategy. Appointments included Ryan Lake as chief financial officer, Brikkelle Thompson as senior vice president of human resources, Thomas Guldager as vice president, operations, and Jackie Klecker as executive vice president, quality and development services.

Consolidated Second Quarter Fiscal 2025 Financial Results

Revenues for the three months ended November 24, 2024, were $32.6 million, an increase of 8% compared to $30.2 million for the comparable prior year period. The increase in revenues was primarily due to a $1.9 million increase in CDMO revenues, which increase comprised $3.8 million of higher sales volume from the company’s largest customer, partially offset by $1.9 million of lower sales volume from other CDMO customers. In addition, hyaluronic acid (“HA”) manufacturing revenues increased $0.5 million primarily from increased revenue from a customer due to timing, with increased shipments in the second quarter of 2025.

Gross profit for the three months ended November 24, 2024, was $11.1 million, compared to $10.0 million for the same period last year. The $1.1 million increase in gross profit is primarily due to a $1.6 million increase in CDMO gross profit as a result of price increases to certain customers partially offset by a $0.5 million decrease in HA manufacturing gross profit due to manufacturing variances.

Selling, general and administrative expenses for the three months ended November 24, 2024, were $11.1 million, compared to $9.3 million for the same period last year. The increase was primarily due to increases in non-cash stock-based compensation expense of $1.8 million, the majority of which was related to new hire performance stock unit grants to principal executive officers.

Interest expense was $5.5 million for the three months ended November 24, 2024, an increase compared to $4.1 million for the same period last year. The increase was primarily a result of $1.0 million of increased interest expense related to the Alcon term loan debt, primarily related to amortization of the debt discount. There was also a reduction in capitalized interest of $0.3 million due to decreased fixed asset construction activities.

For the three months ended November 24, 2024, the company recorded net loss of $6.6 million and $0.25 of loss per diluted share, as compared to net income of $14.2 million and $0.39 of income per diluted share, for the same period last year, which included an unusually large favorable $20.7 million non-cash fair market value adjustment to its debt derivative liability associated with its term loan credit facility. Adjusted EBITDA* for the three months ended November 24, 2024, was $6.5 million, an increase of $1.1 million compared to $5.4 million in the prior year period. The increase in Adjusted EBITDA was primarily due to the increase in gross profit.

Consolidated First Six Months Fiscal 2025 Financial Results

Revenues for the six months ended November 24, 2024, were $57.3 million, an increase of 5% compared to $54.7 million for the comparable prior year period. The increase in revenues was due to a $2.0 million increase in HA manufacturing revenues primarily due to higher sales volume from the company’s largest customer and a $0.6 million increase in CDMO revenues, which increase comprised $3.3 million of higher sales volume from that customer, partially offset by a customer working down inventory levels built in the prior year period of $2.6 million.

Gross profit for the six months ended November 24, 2024, was $16.5 million, compared to $12.7 million for the same period last year. The $3.8 million improvement in gross profit is due to a $5.1 million increase in CDMO gross profit which reflected a $3.2 million increase due to price increases to certain customers and a $1.9 million increase due to a favorable sales mix, partially offset by a $1.0 million write-down on existing inventories to their net realizable value and a $0.3 million decrease in HA manufacturing gross profit due to manufacturing variances.

Selling, general and administrative expenses for the six months ended November 24, 2024, were $25.9 million, compared to $18.5 million for the same period last year. The increase was primarily due to a $4.4 million increase in professional fees, including legal fees related to the civil litigation related to Yucatan Foods and the stockholder activist settlement. Additionally, non-cash stock-based compensation expense increased by $2.7 million, the majority of which was related to performance stock unit grants to principal executive officers.

Interest expense was $10.8 million for the six months ended November 24, 2024, an increase compared to $8.0 million for the same period last year. The increase was primarily a result of $1.9 million of increased interest expense related to the Alcon term loan debt, primarily related to amortization of the debt discount. There was also a reduction in capitalized interest of $0.6 million due to decreased fixed asset construction activities.

For the six months ended November 24, 2024, the company recorded net loss of $22.8 million and $0.76 of loss per diluted share, as compared to net income of $3.5 million and $0.10 of income per diluted share, for the same period last year, which included an unusually large favorable $20.9 million non-cash fair market value adjustment to its debt derivative liability associated with its term loan credit facility. Adjusted EBITDA* for the six months ended November 24, 2024, was $4.7 million, a $1.3 million increase from $3.4 million in the prior year period. The increase in Adjusted EBITDA was primarily due to the increase in gross profit, partially offset by increased legal and audit costs.

*Adjusted EBITDA is a non-GAAP financial measure (see reconciliation of non-GAAP financial measures in this release).

Earnings Webcast

Lifecore Biomedical will host a conference call today, January 2, 2025, at 4:30 p.m. ET to discuss the company’s second quarter fiscal 2025 financial results. The webcast can be accessed via Lifecore’s Investor Events & Presentations page at: https://ir.lifecore.com/events-presentations. An archived version of the webcast will be available on the website for 30 days.

About Lifecore Biomedical

Lifecore Biomedical, Inc. is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile injectable pharmaceutical products in syringes, vials and cartridges, including complex formulations. As a leading manufacturer of premium, injectable-grade hyaluronic acid, Lifecore brings more than 40 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the company, visit Lifecore’s website at www.lifecore.com.

Non-GAAP Financial Information

This press release contains non-GAAP financial information, including Adjusted EBITDA. The company has included a reconciliation of Adjusted EBITDA to Net (loss) income, the most directly comparable financial measure calculated in accordance with GAAP. See the section entitled “Non-GAAP Reconciliations” in this release for the company’s definition of Adjusted EBITDA and a reconciliation thereof to Net (loss) income.

The company has disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude/include certain items that are included in the company’s results reported in accordance with GAAP. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the company’s operations and are useful for period-over-period comparisons. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to the potential differences in methods of calculation and items being excluded/included. These non-GAAP financial measures should be read in conjunction with the company’s consolidated financial statements presented in accordance with GAAP.

Important Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. In addition, all statements regarding our current operating and financial expectations in light of historical results, anticipated capacity and utilization, anticipated liquidity, and anticipated future customer relationships usage are forward-looking statements. All forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the company’s ability to successfully enact its business strategies, including with respect to installation, capacity generation and its ability to attract demand for its services, its ability expand its relationship with its existing customers or attract new customers, the impact of inflation on the company’s business and financial condition, indications of a change in the market cycles in the CDMO market; changes in business conditions and general economic conditions both domestically and globally including rising interest rates and fluctuation in foreign currency exchange rates, access to capital; and other risk factors set forth from time to time in the company’s SEC filings, including, but not limited to, the Annual Report on Form 10-K for the year ended May 26, 2024 (the “2024 10-K”). For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including the risk factors contained in the 2024 10-K. Forward-looking statements represent management’s current expectations as of the date hereof and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

Lifecore Biomedical, Inc. Contact Information:

Stephanie Diaz (Investors)
Vida Strategic Partners
415-675-7401
sdiaz@vidasp.com

Tim Brons (Media)
Vida Strategic Partners
415-675-7402
tbrons@vidasp.com

Ryan D. Lake (CFO)
Lifecore Biomedical
952-368-6244
ryan.lake@lifecore.com

LIFECORE BIOMEDICAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands, except share and par values)

	November 24, 2024	May 26, 2024
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,455	$8,462
Accounts receivable, less allowance for credit losses	20,177	20,343
Accounts receivable, related party	10,126	10,810
Inventories, net	39,214	39,979
Prepaid expenses and other current assets	2,886	1,439
Total Current Assets	81,858	81,033

Property, plant, and equipment, net	150,576	149,165
Operating lease right-of-use assets	2,304	2,442
Goodwill	13,881	13,881
Intangible assets, net	4,200	4,200
Other long-term assets	2,567	3,239
Total Assets	$255,386	$253,960

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,967	$16,334
Accrued compensation	4,631	6,165
Other accrued liabilities	9,866	9,354
Current portion of lease liabilities	4,116	4,133
Deferred revenues	426	1,088
Deferred revenues, related party	511	1,025
Current portion of long-term debt, related party	773	773
Total Current Liabilities	35,290	38,872

Long-term debt, less current portion, net, related party	110,528	100,819
Revolving credit facility	8,500	19,691
Debt derivative liability, related party	23,300	25,400
Long-term lease liabilities, less current portion	7,423	4,944
Deferred taxes, net	552	543
Deferred revenues, less current portion, related party	4,880	4,703
Other non-current liabilities	5,153	5,086
Total Liabilities	195,626	200,058

Convertible Preferred Stock, $0.001 par value; 2,000,000 shares authorized; 44,068 and 42,461 shares issued and outstanding, redemption value $44,619 and $42,991	44,311	42,587

Stockholders’ Equity:
Common Stock, $0.001 par value; 75,000,000 and 50,000,000 shares authorized; 36,980,790 and 30,562,961 shares issued and outstanding	37	30
Additional paid-in capital	206,868	177,808
Accumulated deficit	(191,456)	(166,523)
Total Stockholders’ Equity	15,449	11,315
Total Liabilities, Convertible Preferred Stock, and Stockholders’ Equity	$255,386	$253,960

LIFECORE BIOMEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In thousands, except share and per share values)

	Three Months Ended		Six Months Ended
	November 24, 2024	November 26, 2023	November 24, 2024	November 26, 2023
Revenues	$19,534	$20,522	$36,327	$37,475
Revenues, related party	13,030	9,628	20,942	17,197
Total Revenues	32,564	30,150	57,269	54,672
Cost of goods sold	21,480	20,193	40,798	41,987
Gross profit	11,084	9,957	16,471	12,685

Operating costs and expenses:
Research and development	1,924	2,098	4,110	4,244
Selling, general, and administrative	11,119	9,342	25,904	18,538
Total operating costs and expenses	13,043	11,440	30,014	22,782
Operating loss	(1,959)	(1,483)	(13,543)	(10,097)

Interest expense, net	(842)	(832)	(1,810)	(1,625)
Interest expense, related party	(4,623)	(3,241)	(9,023)	(6,385)
Change in fair value of debt derivative liability, related party	1,200	20,700	2,100	20,900
Other expense, net	(304)	(967)	(507)	(1,138)
(Loss) income from continuing operations before income taxes	(6,528)	14,177	(22,783)	1,655
Income tax (expense) benefit	(43)	65	(18)	(23)
(Loss) income from continuing operations	(6,571)	14,242	(22,801)	1,632
(Loss) income from discontinued operations	—	(24)	—	1,832
Net (loss) income	(6,571)	14,218	(22,801)	3,464
Fair value of conversion ratio improvement to preferred stockholders	(2,132)	—	(2,132)	—
(Loss) income available to common stockholders	$(8,703)	$14,218	$(24,933)	$3,464

Basic income or loss per share:
(Loss) income from continuing operations available to common stockholders	$(0.25)	$0.47	$(0.76)	$0.05
Income from discontinued operations	—	—	—	0.06
Basic (loss) income per share	$(0.25)	$0.47	$(0.76)	$0.11

Diluted income or loss per share:
(Loss) income from continuing operations available to common stockholders	$(0.25)	$0.39	$(0.76)	$0.05
Income from discontinued operations	—	—	—	0.05
Diluted (loss) income per share	$(0.25)	$0.39	$(0.76)	$0.10

Shares used in income or loss per share computations:
Basic	34,360,657	30,458,032	32,609,808	30,430,712
Diluted	34,360,657	36,419,103	32,609,808	36,397,352

Non-GAAP Financial Reconciliations
Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income or loss before (i) interest expense, net of interest income, (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) stock-based compensation, (v) change in fair value of debt derivatives, (vi) financing fees (non-interest), (vii) reorganization costs, (viii) restructuring costs, (ix) franchise tax equivalent to income tax, (x) contract cancellation costs, (xi) loss (income) from discontinued operations (xii) stockholder activist settlement costs, and (xiii) start-up costs, as well as any items that may arise from time to time that, in management’s judgment, significantly affect the assessment of earnings results between periods. See “Non-GAAP Financial Information” above for further information regarding the Company’s use of non-GAAP financial measures.

	Three Months Ended		Six Months Ended
(in thousands)	November 24, 2024	November 26, 2023	November 24, 2024	November 26, 2023
Net (loss) income (GAAP)	$(6,571)	$14,218	$(22,801)	$3,464
Interest expense, net	5,465	4,073	10,833	8,010
Income tax expense (benefit)	43	(65)	18	23
Depreciation and amortization	2,044	1,987	4,037	3,934
Stock-based compensation	3,372	1,577	5,791	3,110
Change in fair value of debt derivatives	(1,200)	(20,700)	(2,100)	(20,900)
Financing fees (non-interest)	368	1,108	643	1,361
Reorganization costs (a)	2,463	2,162	6,055	4,899
Restructuring costs (a)	404	157	887	147
Franchise tax equivalent to income tax	50	94	100	176
Contract cancellation costs	—	297	—	297
Loss (income) from discontinued operations	—	24	—	(1,832)
Stockholder activist settlement (a)	78		1,260	—
Start-up costs	—	487	—	726
Adjusted EBITDA	$6,516	$5,419	$4,723	$3,415

(a)Restructuring, reorganization and stockholder activist settlement costs of $2.9 million and $8.2 million were incurred for the three and six months ended November 24, 2024, respectively. Restructuring, reorganization and stockholder activist settlement costs of $2.3 million and $5.0 million were incurred for the three and six months ended November 26, 2023, respectively. These costs primarily related to elevated accounting fees associated with the fiscal 2024 audit, legal expenses, consulting fees and severance costs from the restructuring reductions in force and former CEO in fiscal year 2024 and former CFO departure in fiscal year 2025.

2025 Guidance Compared to Fiscal Year 2024 Results

(in thousands)	Fiscal Year Ending	Fiscal Year Ended
May 25, 2025	May 26, 2024
(estimate)
Net (loss) income (GAAP) (a)	$(28,600)	—	$(26,600)	$12,013
Interest expense, net	22,000	18,090
Income tax expense (benefit)	—	183
Depreciation and amortization	8,300	7,954
Stock-based compensation	10,900	6,201
Change in fair value of debt derivatives	(4,900)	(39,500)
Financing fees (non-interest)	700	3,513
Reorganization costs (b)	7,600	9,796
Restructuring costs (b)	1,400	1,656
Franchise tax equivalent to income tax	300	272
Contract cancellation costs	—	567
Loss (income) from discontinued operations	—	(2,682)
Stockholder activist settlement (b)	1,300	459
Start-up costs	—	1,684
Adjusted EBITDA	$19,000	—	$21,000	$20,206

(a)We previously estimated net loss to be $25.9 million to $23.9 million, which we now estimate will be $28.6 million to $26.6 million. The increase is due to higher stock-based compensation, interest expense, former CFO severance, and elevated legal expenses related to the civil litigation.
(b)We previously estimated restructuring, reorganization, stockholder activist settlement costs to be $9.9 million, which we now estimate will be approximately $10.3 million of which $8.2 million was incurred in the six months ended November 24, 2024. The overage is due to former CFO severance and elevated legal expenses related to the civil litigation.